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                                                             Ex-99.B10-vpkkcon


                                        February 21, 1996


Jackson National Capital Management Funds
5901 Executive Drive
Lansing, Michigan  48911

Ladies and Gentlemen:

     Reference is made to Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Jackson National Capital Management Funds (the "Fund") in connection with the proposed public offering of units of beneficial interest, no par value ("Shares"), in five authorized series
("Portfolios").

     We have acted as counsel to the Fund since its inception and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing and upon the opinion dated August 19, 1992 by Ropes & Gray of Boston, Massachusetts, and assuming that the Fund's Agreement and Declaration of Trust dated December 12, 1991 and the By-Laws of the Fund adopted August 10, 1992 are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on December 12, 1991 and August 10, 1992 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a duly authorized and validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in its presently authorized Portfolios; and (b) upon the issuance of the Shares in accordance with the Fund's Agreement and Declaration of Trust and the receipt by the Portfolios of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and non-assessable (although shareholders of the Fund may be subject to liability under certain circumstances described in the opinion from Ropes & Gray).

     This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                     Very truly yours,

                                     /s/ Vedder, Price Kaufman & Kammholz

                                     VEDDER, PRICE, KAUFMAN & KAMMHOLZ


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